Exhibit 99

NACCO Industries, Inc.
5875 Landerbrook Drive • Mayfield Heights, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

For Immediate Release
Friday, August 6, 2004

NACCO INDUSTRIES, INC. ANNOUNCES
SECOND QUARTER 2004 RESULTS

     Mayfield Heights, Ohio, August 6, 2004 – NACCO Industries, Inc. (NYSE:NC) today announced net income for the second quarter of 2004 of $6.4 million or $0.78 per share, compared with net income for the second quarter of 2003 of $9.6 million, or $1.17 per share. Revenues for the second quarter of 2004 were $644.3 million, an increase of 13 percent, compared with $568.8 million for the second quarter of 2003.

     The results for both periods reflect the adoption of Financial Accounting Standards Board Interpretation No. 46 (“FIN No. 46”), “Consolidation of Variable Interest Entities,” in 2003. As a result of the adoption of FIN No. 46, the Company no longer consolidates the financial statements of three of North American Coal’s wholly owned subsidiaries: The Coteau Properties Company, The Falkirk Mining Company and The Sabine Mining Company (collectively, the “project mines”). Deconsolidation decreased previously reported revenues for the three and six-month periods ended June 30, 2003 by $68.7 million and $130.4 million, respectively, but did not change reported net income. The pre-tax earnings of the project mines are now included in one line on the statement of operations entitled “Earnings of unconsolidated project mining subsidiaries.” In addition, while the assets and liabilities of the project mines are no longer consolidated within the Company’s consolidated balance sheets, the investment in the project mines and related income tax obligations are included.

     Net income for the six months ended June 30, 2004 was $1.9 million, or $0.23 per share. This included a $9.1 million pre-tax restructuring and related inventory impairment charge recorded at Hamilton BeachwProctor-Silex in the first quarter of 2004 ($5.6 million after a tax benefit of $3.5 million). This compared with net income of $13.7 million, or $1.67 per share, for the first six months of 2003, which included a benefit of $1.2 million for the cumulative effect of a change in accounting for mine-closing obligations recorded in the first quarter of 2003.

Discussion of Results

NMHG Wholesale

     NMHG Wholesale reported net income of $4.4 million on revenues of $445.5 million for the second quarter of 2004 compared with net income of $6.3 million on revenues of $389.2 million for the second quarter of 2003.

     Revenues increased 14 percent in the second quarter of 2004 compared with the second quarter of 2003 primarily due to increased unit volumes in the Americas and Europe, favorable foreign currency movements and increased parts volume. Lift truck shipments increased to 18,772 units in the second quarter of 2004 from 16,961 units in the second quarter of 2003. NMHG Wholesale’s worldwide backlog increased 27 percent to 24,700 units at June 30, 2004 compared with 19,400 units at June 30, 2003 and increased one percent from 24,500 units at March 31, 2004.

     Despite the positive impact of increased unit and parts volume, NMHG Wholesale’s net income decreased in the second quarter of 2004 due to increased material costs of $8.9 million pre-tax, particularly as a result of increased commodity costs for steel, and adverse currency movements of $3.1 million pre-tax, primarily related to units and components imported into the U.S. from Europe. As these trends became apparent early in 2004, NMHG Wholesale implemented price increases, the effect of which is expected to be increasingly realized over the course of the third and fourth quarters of 2004. In addition, results were reduced by adverse mix as production schedules for certain higher-margin trucks were limited as a result of the transition in manufacturing to accommodate new engine emission requirements and the introduction of new products in early 2005. Also contributing to the decline in net income were increased selling, general and administrative expenses in the second quarter of 2004 compared with the second quarter of 2003, mainly due to the non-recurrence of a favorable adjustment related to product liability experience which occurred in the second quarter of 2003. Partially offsetting these decreases in net income were benefits from a temporary suspension of fees paid to NACCO Industries and a $1.5 million tax benefit related to the settlement of income tax audits and transfer pricing disputes with various taxing authorities.

     For the six months ended June 30, 2004, NMHG Wholesale reported net income of $6.9 million on revenues of $866.8 million compared with net income of $11.0 million on revenues of $771.8 million for the first six months of 2003.

NMHG Wholesale – Outlook

     NMHG Wholesale expects substantially stronger lift truck markets in 2004 in the Americas and China, stronger lift truck markets in Japan and the rest of Asia-Pacific, and relatively flat lift truck markets in Europe. While second quarter backlog rose significantly compared with a year ago and is anticipated to remain strong, NMHG Wholesale anticipates that its unit shipment levels for 2004 will increase at controlled rates to accommodate the phase in of newly designed products at its manufacturing facilities in early 2005. Nevertheless, NMHG Wholesale expects to continue to increase volumes over 2003 levels in the third and fourth quarters of 2004.

     Adverse currency movements and increased material costs related to steel are anticipated to continue to negatively affect the remainder of 2004. Additionally, the third quarter is generally seasonally weak as a result of summer vacation plant shutdowns. However, NMHG Wholesale is hopeful that price increases as well as cost reduction efforts will help mitigate the effects of these items in the second half of 2004, particularly in the fourth quarter, and in 2005, when additional programs related to its new product development, global procurement, manufacturing restructuring and quality enhancement programs should also have an impact. Further, the company continues to monitor material cost increases and evaluate the need and opportunity for future price increases on a regular basis. Product development and product introduction costs related to the new product development programs are expected to continue at current high levels through 2005, while costs attributable to the manufacturing restructuring program are anticipated to decline compared with 2003. In addition, results for the second half of 2004 will continue to be affected by adverse mix as production schedules for certain higher-margin trucks are limited as a result of the transition in manufacturing to accommodate new engine emission requirements and the introduction of new products in early 2005.

     Longer-term, global lift truck markets are expected to return gradually to average pre-recession levels by 2007-2008. Also, NMHG Wholesale’s various long-term programs are expected to enhance profitability and generate growth as they begin to mature, particularly in the 2006-2008 period. In particular, NMHG Wholesale continues to move forward with significant new product development programs. The company has scheduled the initial introduction of the next wave of these new products for early 2005, with expected introduction of all of these products by the end of 2008. The company also expects to complete the Americas portion of its manufacturing reorganization program by the end of 2005 with a consequent reduction in manufacturing costs and an improvement in productivity.

NMHG Retail

     NMHG Retail, which includes the required elimination of intercompany transactions between NMHG Wholesale and NMHG’s wholly owned retail dealerships, reported a net loss for the second quarter of 2004 of $1.9 million compared with a net loss of $0.6 million for the second quarter of 2003. Revenues increased 28 percent to $50.2 million for the quarter ended June 30, 2004 from $39.2 million for the quarter ended June 30, 2003. Revenues increased primarily as a result of favorable foreign currency movements in Europe and Asia-Pacific and reduced eliminations of revenue as a result of lower sales between NMHG Wholesale and NMHG Retail. These increases were partially offset by lower sales volume and a shift in sales to lower-priced trucks in Europe and Asia-Pacific compared to the second quarter of last year.

     The increase in the net loss is primarily the result of increased truck repair and maintenance expenditures, mainly in Asia-Pacific, partially offset by a $0.8 million tax benefit from the settlement of a foreign income tax claim in Asia-Pacific.

     For the six months ended June 30, 2004, NMHG Retail had a net loss of $3.9 million on revenues of $99.7 million compared with a net loss of $2.0 million on revenues of $75.6 million for the first six months of 2003.

NMHG Retail – Outlook

     NMHG Retail expects to continue programs to improve the performance of its wholly owned dealerships in 2004 as part of its objective to achieve and sustain at least break-even results while building market position.

NACCO Housewares Group

     NACCO Housewares Group, which includes NACCO’s Hamilton BeachwProctor-Silex and Kitchen Collection subsidiaries, reported net income of $1.3 million for the second quarter of 2004 on revenues of $121.5 million compared with net income of $1.5 million for the second quarter of 2003 on revenues of $118.3 million.

     Housewares’ revenues increased in the second quarter of 2004 compared with the second quarter of 2003 as a result of improved revenue at Hamilton BeachwProctor-Silex, primarily from higher volumes of international and commercial sales. The company also experienced an increase in unit volume in the U.S. consumer market, even though that market remained weak. The number of Kitchen Collection stores increased to 185 stores at June 30, 2004 from 178 stores at June 30, 2003.

     Housewares’ net income declined slightly in the second quarter of 2004 compared with the second quarter of 2003 mainly due to weak customer visit levels at Kitchen Collection. The decrease in net income at Kitchen Collection was partially offset by increased net income at Hamilton BeachwProctor-Silex, which improved as a result of higher sales volume, significantly lower manufacturing costs due to the company’s previously announced manufacturing restructuring program along with a continuing shift to sales of sourced products, and a $0.5 million income tax benefit related to the settlement of income tax audits and transfer pricing disputes with various taxing authorities. These increases were partially offset by higher selling, general and administrative expenses, largely as a result of increased employee-related expenses, and unfavorable currency movements during the second quarter of 2004 compared with the second quarter of 2003.

     For the six months ended June 30, 2004, NACCO Housewares Group had a net loss of $5.2 million on revenues of $239.0 million compared with a net loss of $1.9 million on revenues of $234.3 million for the first six months of 2003. Results for the six months ended June 30, 2004 include a $9.1 million pre-tax charge, or $5.6 million after a tax benefit of $3.5 million, recorded in the first quarter of 2004 related to a restructuring program currently being implemented at Hamilton BeachwProctor-Silex’s manufacturing facilities.

NACCO Housewares Group – Outlook

     NACCO Housewares Group is cautiously optimistic that markets for its consumer goods will strengthen during the remainder of 2004 compared with 2003. However, continued high gasoline prices over the remainder of 2004 could adversely affect the number of customer visits, and thus revenues, at Kitchen Collection.

     Continued product innovation, reduced costs, strong brands and enhanced channel sales programs are expected to help NACCO Housewares Group maintain and strengthen its leading market positions. New products already being introduced by Hamilton BeachwProctor-Silex, such as the Hamilton Beach® Eclectrics™ line of electric appliances and Traditions™ by Proctor-Silex®, are anticipated to generate additional product placements in the last half of 2004 and in 2005. The company is hopeful that the continued strong sales of the Hamilton Beach® Brewstation™ coffeemaker and additional placements of other new products will continue to affect revenues and operating income positively in 2004 and increasingly in 2005 and beyond. However, increased advertising expenses to support new product offerings will partially offset any improved margins.

     Hamilton BeachwProctor-Silex is continuing programs, including manufacturing restructuring and cost reduction programs, begun in earlier years which are designed to reduce operating costs and improve manufacturing efficiencies. Additionally, the manufacturing restructuring program announced in the first quarter of 2004 is anticipated to contribute to improved results, excluding future charges for this program, in the remaining quarters of 2004 and in 2005 and thereafter. However, as announced in the first quarter of 2004, Hamilton BeachwProctor-Silex anticipates future additional charges totaling approximately $2.6 million related to this manufacturing restructuring program through the end of 2006, which will negatively affect future periods, including approximately $1.9 million in the second half of 2004, with the majority of these expenses anticipated in the fourth quarter. These charges are in addition to the $9.1 million pre-tax charge incurred in the first quarter of 2004 related to this program. These actions are designed to reduce Hamilton BeachwProctor-Silex’s manufacturing inefficiencies attributable to excess capacity to minimal levels by 2006. The company also expects margin improvements from increased sourcing of products from China as a result of this program.

     Kitchen Collection expects to continue programs to enhance its merchandise mix, optimize store selling space, close non-performing stores and prudently open new stores, expand Internet sales, expand offerings of private label lines, including Hamilton Beach® and Proctor-Silex®-branded non-electric products and develop new store formats, including Gadgets and More® while still aggressively managing costs.

North American Coal

     North American Coal’s net income for the second quarter of 2004 increased to $3.7 million from $3.2 million for the second quarter of 2003.

     Lignite coal deliveries for the company’s consolidated mines totaled 1.6 million tons during the second quarter of 2004 compared with 1.7 million tons delivered during the second quarter of 2003. The company’s unconsolidated project mines delivered 5.8 million tons of lignite coal during the second quarter of 2004 compared with 6.4 million tons delivered in the second quarter of 2003. Lignite coal deliveries were down mainly due to reduced customer requirements caused by power plant outages. North American Coal’s limerock dragline operations delivered 5.1 million cubic yards of limerock in the second quarter of 2004 compared with deliveries of 2.4 million cubic yards in the same period of 2003. Increased limerock deliveries were primarily attributable to the start-up of new limerock dragline operations in the fourth quarter of 2003 and the second quarter of 2004.

     Operating results excluding the unconsolidated project mines improved in the second quarter of 2004 compared with the second quarter of 2003 mainly due to new limerock dragline operations, partially offset by the effect of no longer capitalizing certain mining costs at the Mississippi Lignite Mining Company’s mine now that the mine has completed its development stage. In addition, operating results improved as a result of increased royalty income during the second quarter of 2004 compared with the second quarter of 2003. Equity income from the unconsolidated project mines for the second quarter of 2004 decreased slightly compared with the prior year quarter as a result of reduced tons delivered, primarily due to outages at each of the project mines’ customer’s power plants in the 2004 second quarter.

     For the six months ended June 30, 2004, North American Coal’s net income was $9.5 million compared with $6.5 million for the first six months of 2003. Results for 2003 included a first quarter charge for the cumulative effect of an accounting change for mine-closing obligations of $1.3 million.

North American Coal – Outlook

     North American Coal anticipates that both the consolidated mines and the unconsolidated project mines will continue to perform well throughout 2004, with improvements mainly at the consolidated mines as a result of improved operating results at the San Miguel Lignite Mining Operations. North American Coal expects seasonally normal levels of lignite coal delivery in the third and fourth quarters of 2004. Royalty income is also expected to remain at increased levels throughout 2004.

     Over the longer term, results at the Mississippi Lignite Mining Company and the San Miguel Lignite Mining Operations are expected to improve considerably in 2006 and 2007 as a result of improved operating conditions and contract changes, respectively. In addition, North American Coal expects to continue its efforts to develop new domestic coal projects and is encouraged that more new project opportunities may become available given the current high prices for natural gas, the main competitive fuel for new power plants. Further, the company is aggressively pursuing additional limerock dragline mining projects.

NACCO and Other

     NACCO and Other, which includes the parent company operations and Bellaire Corporation, a non-operating subsidiary, incurred a net loss of $1.1 million for the second quarter of 2004, an increase from a net loss of $0.8 million for the second quarter of 2003. The increase in the net loss reflects the temporary suspension of fees charged to NMHG, partially offset by $0.9 million of tax benefit related to resolution of tax issues related to state income taxes at Bellaire Corporation. For the six months ended June 30, 2004, NACCO and Other had a net loss of $5.4 million compared with net income of $0.1 million for the first six months of 2003, which included a benefit of $2.5 million for the cumulative effect of a change in accounting for mine-closing obligations recorded in the first quarter of 2003. The increased net loss during the first half of 2004 also includes the effect of the temporary suspension of fees charged to NMHG.

Upcoming Investor Presentation

     The Company previously announced that it will begin holding periodic investor presentations to review strategies and progress on programs to enhance profitability and programs to generate growth for each of its subsidiary companies. The first of these presentations will be held via webcast on Tuesday, August 17, 2004 at 2:30 p.m. NACCO Industries, Inc.’s Chairman, President and Chief Executive Officer, Alfred M. Rankin, Jr., will host the webcast, which will include a 40 minute presentation followed by a 20 minute question and answer period.

     Further, the Company plans to provide additional background information on its website, www.nacco.com, that may be useful and of interest to current or potential investors. First, prior to the webcast, a presentation entitled “Background & Strategy,” will be available and will provide an overview of each subsidiary company’s strategies, operations, products, brands, market positions and competitive strengths. Also, the Company plans to provide historical financial data, including detailed quarterly financial information for NACCO Industries and each of its subsidiary companies. The Company’s objective is to make the financial information available on our website on or near the date of the webcast. The information on our website is not incorporated by reference into this press release.

# # # #

     In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Monday, August 9, 2004, at 10:30 a.m. eastern time. The call may be accessed by dialing (800) 819-9193 or over the Internet through NACCO Industries’ Web site at www.nacco.com or at www.ccbn.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. The online archive of the broadcast will be available for 72 hours on the NACCO Web site.

     For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax expense or benefit have been included. Certain after-tax amounts are considered a non-GAAP measure in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company’s net income (loss).

     The statements contained in the news release that are not historical facts are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary’s operations include, without limitation:

     NACCO Materials Handling Group (“NMHG”): (1) changes in demand for lift trucks and related aftermarket parts and service on a worldwide basis, especially in the U.S. where NMHG derives a majority of its sales, (2) changes in sales prices, (3) delays in delivery or changes in costs of raw materials or sourced products and labor, (4) customer acceptance of, changes in the prices of, or delays in the development of new products, (5) delays in manufacturing and delivery schedules, (6) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NMHG operates and/or sells products, (7) product liability or other litigation, warranty claims or returns of products, (8) delays in or increased costs of restructuring programs, (9) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement initiatives, (10) acquisitions and/or dispositions of dealerships by NMHG, (11) changes mandated by federal and state regulation including health, safety or environmental legislation, and (12) the uncertain impact on the economy or the public’s confidence in general from terrorist activities and the impact of the situation in Iraq.

     NACCO Housewares Group: (1) changes in the sales prices, product mix or levels of consumer purchases of kitchenware and small electric appliances, (2) bankruptcy of or loss of major retail customers or suppliers, (3) changes in costs, including transportation costs, of raw materials, key component parts or sourced products, (4) delays in delivery or the unavailability of raw materials, key component parts or sourced products, (5) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton BeachwProctor-Silex buys, operates and/or sells products, (6) product liability, regulatory actions or other litigation, warranty claims or returns of products, (7) increased competition, (8) customer acceptance of, changes in costs of, or delays in the development of new products, (9) delays in or increased costs of restructuring programs, (10) weather conditions, gasoline prices or other events that would affect the number of customers visiting Kitchen Collection stores and (11) the uncertain impact on the economy or the public’s confidence in general from terrorist activities and the impact of the situation in Iraq.

     North American Coal: (1) weather conditions and other events that would change the level of customers’ fuel requirements, (2) weather or equipment problems that could affect lignite deliveries to customers, (3) changes in repairs and maintenance, fuel or other similar costs, (4) costs to pursue and develop new mining opportunities, (5) changes in the U.S. economy, (6) changes in U.S. regulatory requirements, including changes in emission regulations and (7) changes in the power industry that would affect demand for North American Coal’s reserves.

     NACCO Industries, Inc. is an operating holding company with three principal businesses: lift trucks, housewares and lignite coal mining. NACCO Materials Handling Group, Inc. designs, engineers, manufactures, sells, services and leases a comprehensive line of lift trucks and aftermarket parts marketed globally under the Hyster® and Yale® brand names. NACCO Housewares Group consists of Hamilton BeachwProctor-Silex, Inc., a leading designer, manufacturer, importer and marketer of small electric kitchen and household appliances, as well as commercial products for restaurants, bars and hotels, and The Kitchen Collection, Inc., a national specialty retailer of brand-name kitchenware, small electric appliances and related accessories. The North American Coal Corporation mines and markets lignite coal primarily as fuel for power generation and provides selected value-added mining services for other natural resources companies. For more information about NACCO Industries, visit the Company’s web site at www.nacco.com.

# # #

FOR FURTHER INFORMATION, CONTACT:
NACCO Industries, Inc.
Christina Kmetko
Manager-Finance
(440) 449-9669

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended
	June 30
		Restated for the	Deconsolidation
		adoption of FIN	of the Project	As Previously
		No. 46*	Mining	Reported
	2004	2003	Subsidiaries	2003
	(In millions, except per share data)
Total revenues	$644.3	$568.8	$(68.7)	$637.5

Gross profit	$106.2	$105.1	$(11.8)	$116.9

Earnings of unconsolidated project mining subsidiaries	$7.2	$7.8	$7.8	$—

Operating profit	$14.0	$25.6	$(4.0)	$29.6
Other income (expense)	(10.2)	(12.1)	4.0	(16.1)

Income before income taxes and minority interest	3.8	13.5	—	13.5
Income tax provision (benefit)	(2.5)	4.1	—	4.1

Income before minority interest	6.3	9.4	—	9.4
Minority interest income	0.1	0.2	—	0.2

Net income	$6.4	$9.6	$—	$9.6

Earnings per share	$0.78	$1.17	$—	$1.17

Cash dividends per share	$0.390	$0.255	$—	$0.255

Average shares outstanding	8.212	8.204	—	8.204

*	The Consolidated Financial Statements for the three and six months ended June 30, 2003 have been restated to reflect the adoption of Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities.”

(All amounts are subject to annual audit by independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended
	June 30
		Restated for the	Deconsolidation
		adoption of FIN	of the Project	As Previously
		No. 46*	Mining	Reported
	2004	2003	Subsidiaries	2003
	(In millions)
Revenues
NACCO Materials Handling Group Wholesale	$445.5	$389.2	$—	$389.2
NACCO Materials Handling Group Retail (incl. elims.)	50.2	39.2	—	39.2

NACCO Materials Handling Group	495.7	428.4	—	428.4
NACCO Housewares Group	121.5	118.3	—	118.3
North American Coal	27.0	22.0	(68.7)	90.7
NACCO and Other	0.1	0.1	—	0.1

	644.3	568.8	(68.7)	637.5
Depreciation, depletion and amortization
NACCO Materials Handling Group Wholesale	6.6	6.6	—	6.6
NACCO Materials Handling Group Retail (incl. elims.)	4.0	4.4	—	4.4

NACCO Materials Handling Group	10.6	11.0	—	11.0
NACCO Housewares Group	2.2	3.2	—	3.2
North American Coal	2.9	2.9	(8.2)	11.1
NACCO and Other	—	—	—	—

	15.7	17.1	(8.2)	25.3
Operating profit (loss)
NACCO Materials Handling Group Wholesale	8.4	15.5	—	15.5
NACCO Materials Handling Group Retail (incl. elims.)	(1.2)	0.1	—	0.1

NACCO Materials Handling Group	7.2	15.6	—	15.6
NACCO Housewares Group	2.3	4.4	—	4.4
North American Coal	7.0	5.6	(4.0)	9.6
NACCO and Other	(2.5)	—	—	—

	14.0	25.6	(4.0)	29.6
Other income (expense)
NACCO Materials Handling Group Wholesale	(5.3)	(6.3)	—	(6.3)
NACCO Materials Handling Group Retail (incl. elims.)	(1.7)	(1.0)	—	(1.0)

NACCO Materials Handling Group	(7.0)	(7.3)	—	(7.3)
NACCO Housewares Group	(1.1)	(1.8)	—	(1.8)
North American Coal	(1.9)	(2.4)	4.0	(6.4)
NACCO and Other	(0.2)	(0.6)	—	(0.6)

	(10.2)	(12.1)	4.0	(16.1)
Net income (loss)
NACCO Materials Handling Group Wholesale	4.4	6.3	—	6.3
NACCO Materials Handling Group Retail (incl. elims.)	(1.9)	(0.6)	—	(0.6)

NACCO Materials Handling Group	2.5	5.7	—	5.7
NACCO Housewares Group	1.3	1.5	—	1.5
North American Coal	3.7	3.2	—	3.2
NACCO and Other	(1.1)	(0.8)	—	(0.8)

	$6.4	$9.6	$—	$9.6

*	The Consolidated Financial Statements for the three and six months ended June 30, 2003 have been restated to reflect the adoption of Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities.”

(All amounts are subject to annual audit by independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Six Months Ended
	June 30
		Restated for the	Deconsolidation
		adoption of FIN	of the Project	As Previously
		No. 46*	Mining	Reported
	2004	2003	Subsidiaries	2003
	(In millions, except per share data)
Total revenues	$1,258.5	$1,127.0	$(130.4)	$1,257.4

Gross profit	$210.6	$205.2	$(24.5)	$229.7

Earnings of unconsolidated project mining subsidiaries	$15.7	$16.4	$16.4	$—

Operating profit	$19.3	$42.1	$(8.1)	$50.2
Other income (expense)	(22.2)	(24.8)	8.1	(32.9)

Income (loss) before income taxes, minority interest and cumulative effect of accounting change	(2.9)	17.3	—	17.3
Income tax provision (benefit)	(4.4)	5.3	—	5.3

Income before minority interest and cumulative effect of accounting change	1.5	12.0	—	12.0
Minority interest income	0.4	0.5	—	0.5

Income before cumulative effect of accounting change	1.9	12.5	—	12.5
Cumulative effect of accounting change, net-of-tax	—	1.2	—	1.2

Net income	$1.9	$13.7	$—	$13.7

Earnings per share:
Income before cumulative effect of accounting change	$0.23	$1.52	$—	$1.52
Cumulative effect of accounting change, net-of-tax	—	0.15	—	0.15

Net income	$0.23	$1.67	$—	$1.67

Cash dividends per share	$0.770	$0.500	$—	$0.500

Average shares outstanding	8.210	8.203	—	8.203

*	The Consolidated Financial Statements for the three and six months ended June 30, 2003 have been restated to reflect the adoption of Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities.”

(All amounts are subject to annual audit by independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Six Months Ended
	June 30
		Restated for the	Deconsolidation
		adoption of FIN	of the Project	As Previously
		No. 46*	Mining	Reported
	2004	2003	Subsidiaries	2003
	(In millions)
Revenues
NACCO Materials Handling Group Wholesale	$866.8	$771.8	$—	$771.8
NACCO Materials Handling Group Retail (incl. elims.)	99.7	75.6	—	75.6

NACCO Materials Handling Group	966.5	847.4	—	847.4
NACCO Housewares Group	239.0	234.3	—	234.3
North American Coal	52.9	45.2	(130.4)	175.6
NACCO and Other	0.1	0.1	—	0.1

	1,258.5	1,127.0	(130.4)	1,257.4
Depreciation, depletion and amortization
NACCO Materials Handling Group Wholesale	13.3	13.2	—	13.2
NACCO Materials Handling Group Retail (incl. elims.)	8.0	9.1	—	9.1

NACCO Materials Handling Group	21.3	22.3	—	22.3
NACCO Housewares Group	4.7	6.4	—	6.4
North American Coal	5.8	5.4	(16.4)	21.8
NACCO and Other	—	0.1	—	0.1

	31.8	34.2	(16.4)	50.6
Operating profit (loss)
NACCO Materials Handling Group Wholesale	18.1	29.2	—	29.2
NACCO Materials Handling Group Retail (incl. elims.)	(2.6)	(0.9)	—	(0.9)

NACCO Materials Handling Group	15.5	28.3	—	28.3
NACCO Housewares Group	(7.1)	0.6	—	0.6
North American Coal	15.8	13.3	(8.1)	21.4
NACCO and Other	(4.9)	(0.1)	—	(0.1)

	19.3	42.1	(8.1)	50.2
Other income (expense)
NACCO Materials Handling Group Wholesale	(11.7)	(13.3)	—	(13.3)
NACCO Materials Handling Group Retail (incl. elims.)	(3.3)	(2.1)	—	(2.1)

NACCO Materials Handling Group	(15.0)	(15.4)	—	(15.4)
NACCO Housewares Group	(2.9)	(3.7)	—	(3.7)
North American Coal	(3.8)	(4.6)	8.1	(12.7)
NACCO and Other	(0.5)	(1.1)	—	(1.1)

	(22.2)	(24.8)	8.1	(32.9)
Income (loss) before cumulative effect of accounting change
NACCO Materials Handling Group Wholesale	6.9	11.0	—	11.0
NACCO Materials Handling Group Retail (incl. elims.)	(3.9)	(2.0)	—	(2.0)

NACCO Materials Handling Group	3.0	9.0	—	9.0
NACCO Housewares Group	(5.2)	(1.9)	—	(1.9)
North American Coal	9.5	7.8	—	7.8
NACCO and Other	(5.4)	(2.4)	—	(2.4)

	1.9	12.5	—	12.5
Cumulative effect of accounting change, net of $0.7 tax expense	—	1.2	—	1.2

Net income	$1.9	$13.7	$—	$13.7

*	The Consolidated Financial Statements for the three and six months ended June 30, 2003 have been restated to reflect the adoption of Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities.”

(All amounts are subject to annual audit by independent registered public accounting firm.)

NMHG HOLDING CO.*
UNAUDITED SELECTED FINANCIAL INFORMATION
(In millions)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2004	2003	2004	2003
Detail of other income (expense):
Interest expense	$(8.7)	$(8.7)	$(17.2)	$(17.3)
Interest income	0.6	0.7	0.8	1.3
Loss on interest rate swap agreements	—	(0.3)	(0.1)	(0.7)
Income from unconsolidated affiliates	1.8	1.0	2.6	1.7
Other income (expense) — net	(0.7)	—	(1.1)	(0.4)

Total other income (expense)	$(7.0)	$(7.3)	$(15.0)	$(15.4)

Capital expenditures	$11.2	$6.4	$18.2	$9.6

	June 30	December 31
	2004	2003
Cash and cash equivalents	$41.9	$61.3

Debt
Senior notes	$247.6	$247.5
Revolving credit agreements	11.6	17.1
Capital lease agreements and other debt	33.7	43.1

Total debt	$292.9	$307.7

Stockholder’s equity	$422.1	$424.8

*	NMHG Holding Co., a wholly owned subsidiary of NACCO Industries, Inc., issued $250.0 million of 10% Senior Notes, on May 9, 2002 which are registered with the SEC.

(All amounts are subject to annual audit by independent registered public accounting firm.)